EXHIBIT 3.273
THIRD AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TRIAD OF INDIANA, LLC
Under Section 18-208 of the
Delaware Limited Liability Company Act
This Third Amended and Restated Certificate of Formation of Triad of Indiana, LLC (the “Company”) has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act, to again amend and restate the Amended and Restated Certificate. of Formation (the “Certificate of Formation”) of the Company, which was filed on November 26, 2002 with the Secretary of State of Delaware.
1. The original name of the Company was Crestwood Medical Center, LLC and its Original Certificate of Formation was filed October 30, 1998.
2. The name of the Company was subsequently changed to Tri-Shell 19 LLC pursuant to the Amended and Restated Certificate of Formation filed October 2, 2002.
3. The name of the Company was subsequently changed again to Triad of Indiana, LLC pursuant to the Second Amended and Restated Certificate of Formation filed November 26, 2002.
3. The Certificate of Formation is hereby again amended and restated in its entirety to read as follows:
“FIRST: The name of the Company is Lutheran Health Network of Indiana, LLC.
SECOND: The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, Comity of New Castle.”
IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Formation as of February 24, 2005.
By: /s/Donald P. Fay
Donald P. Fay
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:08 AM 02/24/2005
FILED 10:08 AM 02/24/2005
SRV 050153387 — 2964221 FILE

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